Exhibit 10.12

REDDING BANK OF COMMERCE

Salary Continuation Agreement

REDDING BANK OF COMMERCE

AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2009 and amended on December 17, 2013, by and between REDDING BANK OF COMMERCE, a state-chartered commercial bank located in Redding, California (the “Bank”), and SAMUEL D. JIMENEZ (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 as amended by Statement of Financial Accounting Standards Number 106 and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5

“Change in Control” means (i) a Change in the Ownership of the Relevant Corporation, (ii) a Change in the Effective Control of the Relevant Corporation, or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation, as those terms are defined herein. The events giving rise to the Change in Control must be objectively determinable, and the Board, in a ministerial capacity, shall certify there is a Change in Control only when the events giving rise to the Change in Control are objectively determinable. The Board shall not have any discretionary authority to certify that there has been a Change in Control except at provided in the preceding sentence.

Notwithstanding anything to the contrary, (i) the term “Change in Control” shall be interpreted in accordance with Section 409A; (ii) any event which constitutes a “Change in Control” for purposes of this Agreement; (iii) and any event which does not constitute a “Change in Control” under Section 409A shall not constitute a “Change in Control” for purposes of this Agreement.

A.	“Change in the Effective Control of the Relevant Corporation” means either of the following:

i.	That one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Relevant Corporation processing thirty-five percent (35%) or more of the total voting power of the stock of the Relevant Corporation, provided that no other corporation is a majority shareholder of the Relevant Corporation; or

ii.	That a majority of the members of the board of directors of the Relevant Corporation are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the board members of the Relevant Corporation prior to the date of the appointment or election, provided that no other corporation is a majority shareholder of the Relevant Corporation.

B.	“Change in the Ownership of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires ownership of stock of the Relevant Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Relevant Corporation (or to cause a Change in the Effective Control of the Relevant Corporation as defined herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Relevant Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Agreement. A Change in the Ownership of the Relevant Corporation (or issuance of stock of the Relevant Corporation) and stock in the Relevant Corporation remains outstanding after the transaction.

C.

“Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the

Relevant Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Relevant Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Relevant Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

D.	“Relevant Corporation” means (i) the corporation for whom the Executive is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment of the deferred compensation under this Plan; or (iii) a corporation that is a majority shareholder of a corporation identified in sections (i) or (ii) above, or any corporation in a chain of corporation in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in sections (i) or (ii) above. A majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation. Stock underlying a vested option is considered owned by the individual who holds the vested option, and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option. However, if a vested option is exercisable for stock that is not substantially vested, the stock underlying the option is not treated as owned by the individual who holds the option.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means the Executive’s Termination of Employment before attainment of Normal Retirement Age except when such Termination of Employment occurs within twenty-four (24) months following a Change in Control or due to death or Termination for Cause.

1.10	“Effective Date” means January 1, 2009 as amended December 17, 2013.

1.11	“Normal Retirement Age” means the Executive’s age sixty-five (65).

1.12	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.13	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.14	“Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.15	“Termination for Cause” means Termination of Employment for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

1.16	“Termination of Employment” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Termination of Employment has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon Termination of Employment after attaining Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Twenty-Five Thousand Dollars ($125,000).

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on or around the fifteenth day of the month following Termination of Employment. The annual benefit shall be distributed to the Executive for ten (10) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Accrual Balance determined as of the end of the Plan Year preceding Termination of Employment.

2.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) equal monthly installments commencing on or around the fifteenth day of the month following Termination of Employment.

2.3	Disability Benefit. If the Executive experiences a Disability which results in a Termination of Employment prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Termination of Employment.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) equal monthly installments commencing on or around the fifteenth day of the month following Termination of Employment.

2.4	Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Termination of Employment, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Termination of Employment.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred twenty (120) equal monthly installments commencing on or around the fifteenth day of the month following Normal Retirement Age.

2.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 2.4 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on or around the fifteenth day of the seventh month following Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Section 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to Termination of Employment, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit described in Section 2.1.1.

3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for ten (10) years commencing on or around the fifteenth day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence on or around the fifteenth day of the fourth month following the Executive’s death.

Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2

Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the

Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.4	Attorney’s Fees and Costs. If any action at law or in equity, including arbitration, is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and expert witness fees, in addition to any other relief to which that party may be entitled.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Termination of Employment, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Code Section 409A(2)(A)(v), provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Redding Bank of Commerce
1901 Churn Creek Road
Redding, California 96002

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	REDDING BANK OF COMMERCE

By: /s/ Samuel D. Jimenez	By: /s/ Lyle L. Tullis
Samuel D. Jimenez	Name: Lyle L. Tullis
Title: Chairman of the Board

REDDING BANK OF COMMERCE

Salary Continuation Agreement

Beneficiary Designation Form

{ }	New Designation

{ }	Change in Designation

I, Samuel D. Jimenez, designate the following as Beneficiary under this Agreement:

Primary:
_____%
_____%

Contingent:
_____%
_____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Samuel D. Jimenez

Signature:		Date:

SPOUSAL CONSENT (Required if spouse is not named Beneficiary and Plan Administrator requests):

I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this              day of                     , 201__

By:

Title: